UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

________________________

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Smartsheet Inc.
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Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, Washington 98004

May 1, 2019

Dear Smartsheet Shareholder:

You are cordially invited to attend the Smartsheet Inc. 2019 Annual Meeting of Shareholders on June 12, 2019 at 10:00 a.m. (Pacific Time). The meeting will be held at the offices of Fenwick & West LLP, located at 1191 2nd Avenue, 10th Floor, Seattle, Washington 98101.

Our board of directors has fixed the close of business on April 15, 2019 as the record date for determining those shareholders of our Class A and Class B common stock entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments thereof.

The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details on the matters to be acted upon at the Annual Meeting.

Our board of directors recommends that you vote "FOR" each of the proposals described in the Proxy Statement.

Your vote is very important. Whether or not you expect to attend the annual meeting in person, we encourage you to cast your ballot as soon as possible through one of the methods outlined in the Proxy Statement.

On behalf of our board of directors, we thank you for your continued investment in Smartsheet Inc.

Sincerely,

Geoffrey T. Barker	Mark P. Mader
Chair of the Board	President, Chief Executive Officer, and Director

Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2019

The 2019 Annual Meeting of Shareholders of Smartsheet Inc. (the “Annual Meeting”) will be held at the offices of Fenwick & West LLP, located at 1191 2nd Ave., 10th Floor, Seattle, Washington 98101, on June 12, 2019 at 10:00 a.m. (Pacific Time) for the following purposes:

1.
To elect three Class I directors nominated by our board of directors to serve until the 2022 annual meeting of shareholders or until such director's successor is duly elected and qualified or until such director's earlier death, resignation, disqualification, or removal;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; and

3.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of our Class A and Class B common stock at the close of business on April 15, 2019 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

In accordance with the U.S. Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about May 1, 2019 and provided access to our proxy materials over the Internet at http://investors.smartsheet.com to the holders of record of our Class A and Class B common stock as of the close of business on the Record Date. A list of shareholders entitled to vote at the Annual Meeting will be available at our principal executive offices ten days prior to the Annual Meeting. If you would like to view the shareholder list, please contact our Investor Relations Department at investorrelations@smartsheet.com. This list will also be available at the Annual Meeting.

Holders of our Class A and Class B common stock and persons holding proxies from such shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a proxy from that broker, trust, bank, or other nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,
Paul T. Porrini
Chief Legal Officer and Secretary

Bellevue, Washington
May 1, 2019

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone, or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, JUNE 12, 2019: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT:
HTTP://INVESTORS.SMARTSHEET.COM

Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, Washington 98004

_____________________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
_____________________________________________________

INFORMATION ABOUT SOLICITATION AND VOTING

This proxy statement is being furnished to both the Class A and Class B shareholders of Smartsheet Inc., or Smartsheet, we, us, our, or the Company, a Washington corporation, in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of shareholders, or the Annual Meeting, to be held at the offices of Fenwick & West LLP, located at 1191 2nd Avenue, 10th Floor, Seattle, Washington 98101, on June 12, 2019 at 10:00 a.m. (Pacific Time), and at any adjournments or postponements thereof. At the Annual Meeting, holders of our Class A and Class B common stock will be asked to vote upon: (1) the election of three Class I directors to serve until the annual meeting of shareholders to be held in 2022 or until their successors are duly elected and qualified, and (2) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2020. In addition, shareholders may be asked to consider and vote upon other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to shareholders on or about May 1, 2019 and provided access to our proxy materials over the Internet beginning on or before that date, to the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on April 15, 2019, or the Record Date. An annual report for the year ended January 31, 2019 is available with this proxy statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may vote by telephone or by mail and includes instructions on how to obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.

GENERAL INFORMATION CONCERNING THE PROXY STATEMENT, PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Smartsheet of proxies to be voted at our Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A and Class B common stock. All such shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the circulation of proxy materials.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of Smartsheet directors and certain executive officers for the fiscal year ended January 31, 2019, and other information.

What are the requirements for admission to the Annual Meeting?

Only holders of our Class A or Class B common stock and persons holding proxies from such shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee that holds your shares, you must bring a proxy from that broker, trust, bank, or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock as of the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Shareholders and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 73,933,750 shares of Class A common stock and 32,240,255 shares of Class B common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker, trust, bank, or other nominee rather than directly in their own names. If on the Record Date, your shares of Class A or Class B common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, or AST, then you are a shareholder of record.

If on the Record Date, your shares of Class A or Class B common stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.

Please see the question titled "How do I vote?" for information on how to vote your shares or provide voting instructions to your broker or nominee.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	election of three Class I directors nominated by our board of directors to serve until the 2022 Annual Meeting of Shareholders; and

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

We will also consider any other business that may properly come before the Annual Meeting.

What are my choices on voting on each matter? Does the board of directors have a recommendation on how I vote?

Proposal	Item	Voting Choices	Board Recommendation
1	Election of Three Class I Directors	For(1) Withhold(1)	For(1)
2	Ratification of Appointment of Independent Auditor	For Against Abstain	For

(1)	The voting choices and recommendation are with respect to each Class I director nominee.

What are the voting requirements to elect directors and approve the other proposal described in this proxy statement?

With respect to Proposal 1, the election of directors, the three directors receiving the highest number of votes will be elected. With respect to Proposal 2, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal in order for the proposal to be approved.

How many votes do I have?

On any matter that is submitted to a vote of our shareholders, the holders of our Class A common stock are entitled to one vote per share of Class A common stock and the holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.

How do I vote?

Vote by Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks, or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone using any touch-tone telephone from within the United States and Canada by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions provided by the recorded message or, if printed copies of the proxy materials were requested, by following the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks, or other nominees.

Vote by Mail by requesting printed proxy cards and completing, signing, and dating the printed proxy cards, and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing, and dating the voting instruction forms provided, and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do abstentions and ‘broker non-votes’ affect the proposals?” for information regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, Internet, or mail so that your vote will be counted if you decide not to attend.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of Smartsheet’s Class A and Class B common stock constitutes a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

Can I change my vote or revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked; (2) submitting a later-dated proxy relating to the same shares by mail, telephone, or the Internet prior to the vote at the Annual Meeting; or (3) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Shareholders of record may send any written notice or request for a new proxy card via regular mail to Smartsheet Inc., c/o AST Proxy Tabulation Dept, 6201 15th Avenue, Brooklyn, New York 22129, or via email at help@astfinancial.com. Shareholders of record may also use the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Shareholders of record may also request a new proxy card by calling (800) 937-5449 or, if outside the United States, (718) 921-8124. If you are a beneficial shareholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

What are "broker non-votes" and how do abstentions and "broker non-votes" affect the proposals?

A "broker non-vote" occurs when a beneficial owner does not provide specific voting instructions to its broker or nominee and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to Proposal 1 but do have discretionary authority to vote uninstructed shares with respect to Proposal 2.

Who will pay for the cost of this proxy solicitation?

Smartsheet will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from shareholders by telephone, by letter, by facsimile, in person, or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks, or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Smartsheet Class A or Class B common stock and to request authority for the exercise of proxies. In such cases, Smartsheet, upon the request of the brokers, trusts, banks, and other shareholder nominees, may reimburse such holders for their reasonable expenses.

When will Smartsheet announce the results of the voting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares of Class A and Class B common stock you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule and hold special meetings and act by written consent from time to time. During the fiscal year ended January 31, 2019 our board of directors held 11 meetings and acted by unanimous written consent three times, the audit committee held eight meetings and acted by unanimous written consent zero times, our compensation committee held six meetings and acted by unanimous written consent zero times, and our nominating and corporate governance committee held two meetings and acted by unanimous written consent zero times. During the fiscal year ended January 31, 2019, each incumbent member of our board of directors attended at least 75% of the aggregate number of meetings of the board of directors and committees on which he or she served that were held during their term of service. We encourage all of our directors and director nominees to attend our annual meeting of shareholders. We completed our initial public offering in April 2018 and did not have an annual meeting of shareholders in 2018.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Codes of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees and officers, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our board of directors also adopted a code of business conduct and ethics that applies to our directors. The full texts of our codes of business conduct and ethics are posted on the investor relations section of our website at https://investors.smartsheet.com. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.

Classified Board of Directors

Our articles of incorporation authorize, and our board of directors currently consists of, eight directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms.

Our directors are divided among the three classes as follows:

•	the Class I directors are Elena Gomez, Mark P. Mader, and Magdalena Yesil, and their terms expire on the date of the Annual Meeting;

•	the Class II directors are Matthew McIlwain, Geoffrey T. Barker, and James N. White, and their terms will expire on the date of the annual meeting of shareholders in 2020; and

•	the Class III directors are Brent Frei and Ryan Hinkle, and their terms will expire on the date of the annual meeting of shareholders in 2021.

Each director’s term continues until the election and qualification of their successor, or his or her earlier death, resignation, or removal. Our articles of incorporation and bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange, or NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with Smartsheet that could compromise their ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our non-employee directors other than Mr. Frei are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to Smartsheet and its management, including the beneficial ownership of our capital stock by each non-employee director.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the investor relations section of our website at www.smartsheet.com.

Audit Committee

Our audit committee is comprised of Ms. Gomez and Messrs. Barker and White, with Ms. Gomez serving as the Chair. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Ms. Gomez qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or Securities Act. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal control and internal audit function;

•	reviewing related-party transactions and proposed waivers; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Ms. Yesil and Messrs. Hinkle and McIlwain, with Mr. McIlwain serving as the Chair. The composition of our compensation committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. At least two members of this committee are also non-employee directors, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Yesil and Mr. White, with Mr. White serving as the Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the fiscal year ended January 31, 2019.

Board Leadership Structure

In accordance with our corporate governance guidelines, a copy of which is posted on our website at https://investors.smartsheet.com in the "Corporate Governance" section thereof, our board of directors does not have a policy as to whether the offices of the Chair of the board and Chief Executive Officer should be separate. Our board of directors, in consultation with our nominating and corporate governance committee, believes that it should have the flexibility to make this determination as circumstances require, and in a manner that it believes is best to provide appropriate leadership for our company. Our nominating and corporate governance committee will periodically consider our board's leadership structure and make recommendations to change the structure as it deems appropriate. The board of directors believes that its current leadership structure, with Mr. Barker serving as the Chair and Mr. Mader serving as Chief Executive Officer, is appropriate because it enables the board, as a whole, to engage in oversight of management, promote communication and collaboration between management and the board, and oversee governance matters, while allowing our Chief Executive Officer to focus on his primary responsibility, the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Barker and Mader as a result of their extensive experience in the software and Internet industries.

Risk Oversight

The board of directors considers the assessment of company risks and development of strategies for risk mitigation to be a responsibility of the entire board (as reported by the appropriate committee in the case of risks that are under the purview of a particular committee). The board engages in risk oversight on a broad range of matters, including challenges associated with strategic acquisitions, data privacy, cybersecurity, and other threats relevant to our information technology environment. The audit committee provides oversight concerning our major financial risk exposures and the steps management has taken to monitor and control such exposures. The compensation committee provides oversight of our compensation philosophy and the objectives of our compensation programs, including the evaluation of whether our incentive compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the company. The nominating and corporate governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee generally reports on its discussions to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate their risk oversight roles.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD COMPOSITION

Our board of directors consists of eight directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class I are standing for election at the Annual Meeting, while directors in Class II and Class III will stand for election at the 2020 annual meeting and 2021 annual meeting, respectively.

At the recommendation of our nominating and corporate governance committee, our board of directors has nominated Elena Gomez, Mark P. Mader, and Magdalena Yesil for election as Class I directors, each to serve on the board until the Annual Meeting of Shareholders in 2022, or until their respective successors are duly elected and qualified, whichever is later, or until their earlier death, resignation, or retirement.

The board of directors expects that each of the nominees will be able to serve, but if they become unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

Director Nominees

The nominees and their ages, occupations and lengths of service on our board of directors as of April 15, 2019 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position and Class
Elena Gomez(1)	49	Director, Class I
Mark P. Mader	48	Director, Class I
Magdalena Yesil(2)(3)	60	Director, Class I

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Elena Gomez has served as a member of our board of directors since October 2017. Since May 2016, Ms. Gomez has served as the Chief Financial Officer of Zendesk Inc., a global customer service software company. From 2010 to April 2016, Ms. Gomez served in senior finance roles at salesforce.com, inc., a provider of customer relationship management services, including as Senior Vice President of Finance and Strategy and Senior Vice President of Go-to-Market Distribution. Prior to that, Ms. Gomez held a variety of senior leadership roles at Visa and Charles Schwab between 1998 and 2009. Ms. Gomez also serves on the board of PagerDuty, Inc., a software-as-a-service incident response platform provider. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business, University of California, Berkeley. We believe that Ms. Gomez’s senior finance executive experience at technology and finance companies qualifies her to serve on our board of directors.

Mark P. Mader has served as our President since 2006 and as our Chief Executive Officer and a member of our board of directors since 2007. From 1995 to 2005, Mr. Mader served in various leadership positions at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader was a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College. We believe that Mr. Mader’s experience in the software industry and his perspective and experience as our Chief Executive Officer qualify him to serve on our board of directors.

Magdalena Yesil has served as a member of our board of directors since July 2017. Since 2010, Ms. Yesil has been a member of Broadway Angels, an angel investment group. From 1998 to 2006, Ms. Yesil was a partner at the venture capital firm U.S. Venture Partners. Previously, Ms. Yesil was the founding board member of salesforce.com, inc., a provider of customer relationship management services, and served on its board for six years. She has been the founder of four technology companies where she has served in various executive roles. Ms. Yesil also serves on the board of Zuora, Inc., a provider of subscription management services. From 2016 until its acquisition in May 2018, Ms. Yesil served on the board of RPX Corporation, a provider of patent risk management solutions. Ms. Yesil also serves on the board of directors of a number of private companies. Ms. Yesil holds a B.S. in Industrial Engineering and Management Science and an M.S. in Electrical Engineering from Stanford University. We believe that Ms. Yesil’s experience as an entrepreneur, investor, and executive in the technology industry qualifies her to serve on our board of directors.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and lengths of service on our board of directors as of April 15, 2019 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position and Class
Geoffrey T. Barker (1)	57	Director, Class II
Matthew McIlwain(2)	54	Director, Class II
James N. White(1)(3)	57	Director, Class II
Brent Frei	53	Director, Class III
Ryan Hinkle(2)	38	Director, Class III

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Geoffrey T. Barker has served as a member of our board of directors since September 2012 and as the Chair of our board of directors since December 2017. Mr. Barker co-founded RPX Corporation, a provider of patent risk management solutions, and from 2008 to July 2016, Mr. Barker served in several positions including as Director, Chief Operating Officer, and Co-CEO. Mr. Barker has co-founded several businesses, including Vigilos, Inc., an enterprise security solutions provider, and the Cobalt Group, an online marketing services company. In addition to Smartsheet, Mr. Barker currently serves on the board of directors of a number of private companies. Mr. Barker holds a B.A. in Economics from Tufts University and an M.B.A. from Columbia University. We believe that Mr. Barker’s entrepreneurial, operating, and financial experience qualify him to serve on our board of directors.

Matthew McIlwain has served as a member of our board of directors since 2007. Since 2002, Mr. McIlwain has served as a Managing Director at Madrona Venture Group, a venture capital firm. Previously, Mr. McIlwain held positions at Genuine Parts Company, McKinsey & Company, and Credit Suisse First Boston. Mr. McIlwain previously served as a director for Apptio, Inc., a provider of technology business management solutions, from 2007 until its acquisition in 2019, and served on the board of Isilon Systems, a computer hardware and software company, prior to its acquisition in 2010. Mr. McIlwain also serves on the board of directors for a number of private companies. Mr. McIlwain holds a B.A. in Government and Economics from Dartmouth College, an M.P.P. in Public Policy from Harvard University’s Kennedy School of Government, and an M.B.A. from Harvard Business School. We believe that Mr. McIlwain’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.

James N. White has served as a member of our board of directors since May 2014. Since 2000, Mr. White has served as a Managing Director at Sutter Hill Ventures, a venture capital firm. Mr. White previously held senior executive positions at Macromedia, Inc., a software developer, Silicon Graphics, Inc., a provider of graphical computing workstations, and Hewlett-Packard Company. Mr. White previously served on the board of directors of Shutterfly, Inc., an online provider of personalized products and services, from 2005 to June 2015. In addition to Smartsheet, Mr. White currently serves on the board of directors of a number of private companies. Mr. White holds a B.S. in Industrial Engineering from Northwestern University and an M.B.A. from Harvard Business School. We believe that Mr. White’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.

Brent Frei is our co-founder and has served as a member of our board of directors since 2005. Mr. Frei also served as our Chief Marketing Officer from 2007 to December 2016. Since 2018, Mr. Frei has served as President and Co-Founder of TerraClear Inc., an agricultural robotics developer. Prior to Smartsheet, Mr. Frei co-founded Onyx Software Corporation, a provider of customer relationship management solutions, where he served as Chief Executive Officer from 1994 to 2004. Mr. Frei holds a B.A./B.E. in Engineering Sciences from Dartmouth College. We believe that Mr. Frei’s perspective as our co-founder and experience serving as a senior executive at large software companies qualify him to serve on our board of directors.

Ryan Hinkle has served as a member of our board of directors since December 2012. Mr. Hinkle is a Managing Director at Insight Ventures Management, LLC, a venture capital and private equity firm, where he has worked since 2003. Mr. Hinkle currently serves on the board of Pluralsight LLC, an online technology skills platform. Mr. Hinkle also serves on the board of directors of a number of private companies. Mr. Hinkle holds a B.S. in Finance and a B.S.E. in Electrical Engineering from the University of Pennsylvania. We believe that Mr. Hinkle’s experience advising and managing growth-oriented technology companies qualifies him to serve on our board of directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended January 31, 2019. Other than as set forth in the table, in the fiscal year ended January 31, 2019, we did not make any equity awards or non-equity awards to or pay any other compensation to the non-employee members of our board of directors. Mr. Mader, our President and Chief Executive Officer, received no compensation for his service as a director in the fiscal year ended January 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Geoffrey T. Barker(4)	$39,750	$150,000	$189,750
Brent Frei(5)	22,500	150,000	172,500
Elena Gomez(6)	37,500	150,000	187,500
Ryan Hinkle	26,250	150,000	176,250
Matthew McIlwain	30,000	150,000	180,000
James N. White	34,125	150,000	184,125
Magdalena Yesil(7)	28,875	150,000	178,875

(1)
The amounts reported represent annual cash retainer amounts for service on the board and its committees related to the period from our initial public offering through the end of the fiscal year ended January 31, 2019. Our annual cash retainers are paid quarterly in arrears. Prior to our initial public offering, we did not provide any cash compensation to our non-employee directors.

(2)
The amounts reported represent the grant date fair value of the restricted stock units, or RSUs, granted during the fiscal year ended January 31, 2019 under our 2018 Equity Incentive Plan, or the 2018 Plan, as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(3)
As of January 31, 2019, each non-employee director held an RSU award covering 10,000 shares of Class A common stock. These RSU grants will vest on the earlier of (a) the one-year anniversary of the grant date or (b) immediately prior to the next annual meeting of shareholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, the RSU grants fully accelerate upon the sale of the Company in a change in control transaction.

(4)	As of January 31, 2019, Mr. Barker held options for the purchase of 225,000 shares of our Class B common stock, all of which were vested as of such date.

(5)	As of January 31, 2019, Mr. Frei held options for the purchase of 25,000 shares of our Class B common stock, all of which were vested as of such date.

(6)	As of January 31, 2019, Ms. Gomez held options for the purchase of 130,000 shares of our Class B common stock, 54,166 shares of which were vested as of such date.

(7)	As of January 31, 2019, Ms. Yesil held options for the purchase of 130,000 shares of our Class B common stock, 65,000 of which were vested as of such date.

Non-Employee Director Cash Compensation

Each non-employee director is entitled to receive an annual cash retainer of $30,000 for service on the board of directors and additional annual cash compensation for committee membership as follows:

•	audit committee Chair: $20,000;

•	audit committee member: $8,000;

•	compensation committee Chair: $10,000;

•	compensation committee member: $5,000;

•	nominating and corporate governance committee Chair: $7,500; and

•	nominating and corporate governance committee member: $3,500.

In addition, the lead independent director or the Chair of the board, as applicable, is entitled to receive an additional annual cash retainer of $15,000.

Non-Employee Director Equity Grants

Initial Public Offering RSU Grant

In connection with our initial public offering, each non-employee director on our board of directors was granted a restricted stock unit award, covering 10,000 shares of our Class A common stock, or IPO RSU, under the 2018 Plan. The IPO RSUs vested on April 26, 2019, the one-year anniversary of the grant date.

Initial Appointment RSU Grant

Each new non-employee director appointed to our board of directors will be granted a restricted stock unit award on the date of his or her appointment to our board of directors, or Initial Appointment RSU, under the 2018 Plan, having an aggregate value of $250,000 based on the average daily closing price of the Class A common stock on the NYSE in the 10 trading days ending on the day preceding the date of grant. One-third of the Initial Appointment RSUs will vest on each of the first three anniversaries following the date of grant so long as the non-

employee director continues to provide services to us through such date. In addition, the Initial Appointment RSUs will fully vest upon the consummation of a corporate transaction (as defined in the 2018 Plan).

If an individual is first elected as a non-employee director at an annual meeting of shareholders, they will be granted an Annual RSU grant, as described below, in lieu of an Initial Appointment RSU.

Annual RSU Grant

On the date of each annual meeting of shareholders, commencing with the Annual Meeting, each non-employee director who is serving on our board of directors, and will continue to serve on our board of directors following the date of such annual meeting, will automatically be granted a restricted stock award, or Annual RSU, under the 2018 Plan, having an aggregate value of $150,000 based on the average daily closing price of the Class A common stock on the NYSE for the 10 trading days ending on the day preceding the date of grant. The Annual RSUs will fully vest on the earlier of (1) the date of the following year’s annual meeting of shareholders and (2) the date that is one year following the date of grant. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction (as defined in the 2018 Plan).

Pursuant to its charter, the compensation committee reviews non-employee director compensation at least annually and may recommend adjustments to the board. We have designed our non-employee director compensation program to attract and retain excellent directors and align their interests with the long-term interests of our shareholders. The compensation committee considers input from Compensia, Inc., its independent compensation consultant, and third-party director compensation surveys and other information, as well as the time commitment required of our directors, among other factors, when evaluating non-employee director compensation.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the fiscal year ending January 31, 2020 and recommends that the shareholders vote for ratification of such appointment. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since 2012. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee may, but is not required to, reconsider its appointment. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting; they will be given the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2019 and 2018 (in thousands):

	Fiscal Year Ended
	2019	2018
Audit Fees(1)	$1,139	$1,136
Audit-related Fees	—	—
Tax Fees(2)	57	74
All Other Fees(3)	1	—
Total Fees	1,197	1,210

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. This category also includes fees for professional services provided in connection with our initial public offering incurred during the fiscal years ended January 31, 2019 and 2018, including comfort letters, consents, and review of documents filed with the SEC.

(2)	Tax fees for the fiscal years ended January 31, 2019 and 2018 consist of fees for services related to tax consulting.

(3)	All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.

The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services, and other services.  The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of PricewaterhouseCoopers LLP for our fiscal years ended January 31, 2019 and 2018 described above were pre-approved by the audit committee.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Smartsheet specifically incorporates this report or a portion of it by reference.

The audit committee assists our board of directors in oversight of (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent auditor’s qualifications, independence, and performance; (3) our internal audit function, if any, and the performance of our internal accounting and financial controls; and (4) our compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was responsible for auditing the financial statements prepared by our management for the fiscal year ended January 31, 2019.

In connection with our review of Smartsheet’s audited financial statements for the fiscal year ended January 31, 2019, we relied on reports received from PricewaterhouseCoopers LLP as well as the advice and information we received during discussions with Smartsheet’s management. In this context, we hereby report as follows:

a.	the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2019 with Smartsheet’s management;

b.
the audit committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, or PCAOB;

c.
the audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

d.
based on the review and discussion referred to in paragraphs (a) through (c) above, the audit committee recommended to Smartsheet’s board of directors that the audited financial statements be included in Smartsheet’s Annual Report on Form 10-K for the year ended January 31, 2019, for filing with the SEC.

Members of the audit committee:

Elena Gomez (Chair)
Geoffrey T. Barker
James N. White

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers and directors as of April 15, 2019.

Name	Age	Position(s)
Mark P. Mader	48	President, Chief Executive Officer, and Director
Jennifer E. Ceran	55	Chief Financial Officer and Treasurer
Michael Arntz	57	Chief Revenue Officer and Executive Vice President of Worldwide Field Operations
Praerit Garg	47	Chief Technology Officer and Executive Vice President of Engineering
Anna Griffin	48	Chief Marketing Officer
Gene M. Farrell	52	Chief Product Officer
Kara Hamilton	51	Chief People and Culture Officer
Paul T. Porrini	57	Chief Legal Officer and Secretary

Mark P. Mader has served as our President since 2006 and as our Chief Executive Officer and a member of our board of directors since 2007. From 1995 to 2005, Mr. Mader served in various leadership positions at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader worked as a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College.

Jennifer E. Ceran has served as our Chief Financial Officer since September 2016 and our Treasurer since October 2016. Before joining us, Ms. Ceran served as the Chief Financial Officer of Quotient Technology, Inc., an online marketing platform, from September 2015 to September 2016. From October 2012 to September 2015, Ms. Ceran served as Vice President of Finance at Box, Inc., a cloud content management platform. From 2003 to 2012, Ms. Ceran served in various leadership roles at eBay Inc., a global commerce and payments platform, including as Vice President of Investor Relations, Vice President of Financial Planning and Analysis, and Vice President and Treasurer. Ms. Ceran holds a B.A. in Communications and French from Vanderbilt University and an M.B.A. in Finance and Accounting from the University of Chicago, Booth School of Business.

Michael Arntz has served as our Chief Revenue Officer and Executive Vice President of Worldwide Field Operations since March 2019, and previously served as our Senior Vice President of Worldwide Field Operations from October 2016 to March 2019. Before joining us, Mr. Arntz served as Senior Vice President of Sales, America at NetSuite Inc., a business management software company, from January 2015 to October 2016. From September 2013 to November 2014, Mr. Arntz was Executive Vice President of Worldwide Sales at Kenandy, Inc., a provider of cloud enterprise resource planning solutions. From 1994 to September 2013, Mr. Arntz held several leadership roles at Oracle Corporation, a computer technology company, including most recently as Group Vice President, North America Application Sales. Mr. Arntz holds a B.S. in Engineering and Biology from Michigan Technological University.

Gene M. Farrell has served as our Chief Product Officer since March 2019, and previously served as our Senior Vice President of Product from November 2017 to March 2019 and our Senior Vice President from June 2017 to November 2017. Before joining us, Mr. Farrell served as Vice President and General Manager of Enterprise Applications at Amazon Web Services, an on-demand cloud computing platform and subsidiary of Amazon.com, Inc., from December 2014 to May 2017. From April 2012 to December 2014, Mr. Farrell served as the General Manager of Amazon WorkSpaces and EC2 Windows, a subsidiary of Amazon Web Services. From 2005 to 2012, Mr. Farrell served as Vice President and General Manager of Coca-Cola Freestyle Global Business Unit. Mr. Farrell holds a B.A. in Business from the University of Washington and an M.B.A. from Emory University’s Goizueta Business School.

Praerit Garg has served as our Chief Technology Officer and Executive Vice President of Engineering since February 2019. Before joining us, Mr. Garg served as the General Manager of Identity & Directory Access Services at Amazon Web Services, an on-demand cloud computing platform and subsidiary of Amazon.com, Inc., from May 2014 to June 2018. Prior to that, he was President and Co-Founder of Symform, Inc., a cloud storage network, from November 2007 to January 2013 when they were acquired by Quantum. From March 2013 to February 2014, he was the Chief Products Officer at Chronus Corporation, a software solution for talent and career development. Mr. Garg held multiple senior roles, including Senior Director of Engineering, at Microsoft from May 1995 to November of 2007. Mr. Garg has a B.E. from the Birla Institute of Technology and Science, and a M.S. from Purdue University.

Anna Griffin has served as our Chief Marketing Officer since April 2019. Before joining us, Ms. Griffin served as Chief Marketing Officer of IEX Group, Inc., a stock exchange for U.S. equities, from December 2018 to April 2019. From April 2014 to November 2018, Ms. Griffin served as Senior Vice President Global Marketing for CA Technologies, a provider of systems and applications software. From May 2009 to April 2014, Ms. Griffin served as the Vice President of Global Marketing for Juniper Networks, Inc., a provider of networking products, and prior to that Ms. Griffin held various positions with Nortel Networks Corporation; McKinney Ventures, LLC; and marchFIRST, Inc. Ms. Griffin holds a B.S. in Marketing from East Carolina University.

Kara Hamilton has served as our Chief People and Culture Officer since March 2019, and previously served as our Senior Vice President of People Operations from January 2018 to March 2019, our Vice President of People Operations from September 2016 to December 2017, our Vice President of Finance and Human Resources from August 2014 to September 2016, and our Director of Finance from September 2012 to August 2014. In 2012, Ms. Hamilton was the Senior Director of Finance and Corporate Affairs at BlueView Technologies, a provider of acoustic imaging and measurement solutions and acquired by Teledyne RD Instruments, and from 2010 to 2012, she was the Director of

Finance at GoAhead Software, a service availability software company acquired by Oracle Corporation. From 2007 to 2009, Ms. Hamilton was the Vice President of Finance for Vigilos, Inc., an enterprise security solutions provider, and held various other positions in finance and operations at Vigilos, Inc. from 2000 to 2006. Ms. Hamilton holds a B.S. in Commerce from Santa Clara University.

Paul T. Porrini has served as Chief Legal Officer from March 2019 and our Secretary from April 2019. Mr. Porrini previously served as our General Counsel from March 2018 to March 2019. Before joining us, Mr. Porrini served as President and Chief Executive Officer at YuMe, Inc., a video advertising technology platform, from November 2016 to February 2018. From July 2012 to October 2016, Mr. Porrini served in various other executive positions at YuMe, Inc., including as Executive Vice President, General Counsel and Secretary. From February 2008 to June 2012, Mr. Porrini served as Vice President, Deputy General Counsel and Assistant Secretary at Hewlett-Packard Company, a global provider of technology and software products, and from 2001 to 2008 he served in a variety of other legal roles with Hewlett-Packard. From 1999 to 2001, Mr. Porrini served as Senior Vice President, General Counsel and Secretary of Bluestone Software, Inc., a web application server software company that was acquired by Hewlett-Packard. Prior to that, Mr. Porrini held partner and associate roles at several law firms. Mr. Porrini began his legal career as an Attorney Advisor in the Division of Corporation Finance with the SEC. Mr. Porrini holds a B.S. in Quantitative Business Analysis from the Pennsylvania State University, a J.D. from the Widener University School of Law, and an L.L.M. (Taxation) from the Georgetown University Law Center.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following tables present information about the ownership of our securities as of April 8, 2019 for:

•	each person or entity who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our named executive officers as set forth in the summary compensation table below;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the tables below is Smartsheet Inc., 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes below, we believe, based on the information ascertainable to us from public filings or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they own, subject to applicable community property laws.

The security ownership information is provided as of April 8, 2019, and, in the case of percentage ownership information, is based on (1) 73,829,102 shares of Class A common stock outstanding and (2) 32,313,017 shares of Class B common stock outstanding. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 8, 2019 or RSUs vesting within 60 days of April 8, 2019 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person except for purposes of computing the percentage ownership of all executive officers and directors as a group.

Class A common stock trades on the NYSE under the symbol "SMAR." Class B common stock is not listed.

	Shares Beneficially Owned
Name of Beneficial Owner	Class A		Class B		Total Voting %(+)	Total Ownership %
	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark P. Mader(1)	374,817	*	1,943,823	5.9%	4.9%	2.2%
Paul T. Porrini(2)	2,363	*	113,125	*	*	*
Michael Arntz(3)	2,374	*	616,783	1.9%	1.5%	*
Geoffrey T. Barker(4)	26,700	*	1,501,180	4.6%	3.8%	1.4%
Brent Frei(5)	482,814	*	5,886,227	18.2%	14.9%	6.0%
Elena Gomez(6)	10,000	*	99,829	*	*	*
Ryan Hinkle(7)	92,815	*	—	*	*	*
Matthew McIlwain(8)(9)	416,818	*	12,867,516	39.8%	32.5%	12.5%
James N. White(10)	169,062	*	350,111	1.1%	*	*
Magdalena Yesil(11)	10,000	*	154,567	*	*	*
All executive officers and directors as a group (15 persons)(12)	1,618,291	2.2%	24,629,554	70.1%	58.3%	24.1%

5% Shareholders:
Entities affiliated with Insight Partners(13)	215,602	*	10,331,007	32.0%	26.1%	9.9%
Entities affiliated with Madrona Ventures(9)	—	*	12,867,516	39.8%	32.4%	12.1%

(*)	Represents less than one percent (1%).

(+)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share and the holders of our Class B common stock are entitled to 10 votes per share.

(1)
Represents (a) 2,503 shares of Class A common stock, (b) 1,269,254 shares of Class B common stock, (c) 674,569 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019, (d) 106,250 shares of Class A common stock held by each of the (i) T77A Trust, Douglas Porter, Trustee and (ii) T49C Trust, Douglas Porter, Trustee, trusts for the benefit of Mr. Mader’s children, and (e) 159,814 shares of Class A common stock held by W. Thomas Porter, a member of the reporting person's immediate family who resides in their household.

(2)	Represents (a) 2,363 shares of Class A common stock and (b) 113,125 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019.

(3)
Represents (a) 2,374 shares of Class A common stock, (b) 23,172 shares of Class B common stock, and (c) 593,611 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019.

(4)
Represents (a) 16,700 shares of Class A common stock, (b) 1,276,180 shares of Class B common stock, (c) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, and (d) 225,000 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019.

(5)
Represents (a) 147,814 shares of Class A common stock, (b) 5,736,227 shares of Class B common stock, of which 1,755,805 shares are subject to a pledge agreement to secure certain obligations of Mr. Frei, (c) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, (d) 25,000 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019, (e) 25,000 shares of Class B common stock held by each of the (i) Samantha Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (ii) Sofia Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (iii) Tessa Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, (iv) Thomas Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, and (v) Tucker Frei Irrevocable Trust dated January 7, 2018, Mark A. Frei, Trustee, trusts for the benefit of Mr. Frei’s children, and (f) 65,000 shares of Class A common stock held by each of the (i) CC GRAT of 2017, Brent Frei, Trustee, (ii) KF GRAT of 2017, Brent Frei, Trustee, (iii) MF GRAT of 2017, Brent Frei, Trustee, (iv) SD GRAT of 2017, Brent Frei, Trustee, and (v) Frei GRAT of 2017, Brent Frei, Trustee, grantor annuity trusts for the benefit of Mr. Frei.

(6)
Represents (a) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, (b) 72,222 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019, and (c) 27,607 shares of Class B common stock held by The Juan L. Gomez and Elena C. Gomez Declaration of Trust Dated April 2, 2009, Juan L. Gomez and Elena C. Gomez, Trustees.

(7)
Represents (a) 82,815 shares of Class A common stock and (b) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019. Mr. Hinkle is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight entities described in note 13 below, but does not hold voting or dispositive power over the shares held of record by the Insight entities. See note 13 below for more information regarding the Insight entities.

(8)	Represents (a) 406,818 shares of Class A common stock and (b) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019.

(9)
Represents (a) 10,257,237 shares of Class B common stock held by Madrona Venture Fund III, L.P., or Madrona Fund III, (b) 409,756 shares of Class B common stock held by Madrona Venture Fund III-A, L.P., or Madrona Fund III-A, (c) 2,145,836 shares of Class B common stock held by Madrona Venture Fund IV, L.P., or Madrona Fund IV, and (d) 54,687 shares of Class B common stock held by Madrona Venture Fund IV-A, L.P., or Madrona Fund IV-A. Matthew McIlwain, a member of our board of directors, Tom Alberg, Paul Goodrich Tim Porter, Scott Jacobson, and Len Jordan are the managing directors of Madrona III General Partner, LLC, or Madrona III LLC, which is the general partner of Madrona Investment Partners III, L.P., or Madrona Partners III, which in turn is the general partner of each of Madrona Fund III and Madrona Fund III-A. In addition, Messrs. Goodrich, Alberg, McIlwain, Porter, Jacobson, and Jordan are the managing directors of Madrona IV General Partner, LLC, or Madrona IV LLC, which is the general partner of Madrona Investment Partners IV, L.P., or Madrona Partners IV, which in turn is the general partner of each of Madrona Fund IV and Madrona Fund IV-A. Messrs. Goodrich, Alberg, McIlwain, Porter, Jacobson, and Jordan have shared voting and dispositive power over the shares held by Madrona Fund III, Madrona Fund III-A, Madrona Fund IV, and Madrona Fund IV-A. The address of Madrona Venture Group is 999 Third Avenue, 34th Floor, Seattle, Washington 98104.

(10)
Represents (a) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, (b) 50,617 shares of Class A common stock held by The White Revocable Trust U/A/D 4/3/97, or The White Trust, of which James N. White, a member of our board of directors, and his wife are co-trustees, (c) 221,602 shares of Class B common stock held by The White Trust, (d) 108,445 shares of Class A common stock held by RoseTime Partners L.P., or RoseTime, the general partner of which is The White Trust, and (e) 128,509 shares of Class B common stock held by RoseTime.

(11)
Represents (a) 10,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, (b) 83,055 shares underlying options to purchase Class B common stock that are exercisable within 60 days of April 8, 2019, (c) 35,755 shares of Class B common stock held by Magdalena Yesil, Trustee of the Justin Yeshil Wickett Trust dated December 10, 1990, and (d) 35,757 shares of Class B common stock held by Magdalena Yesil, Trustee of the Troy Kevork Wickett Trust dated December 10, 1990.

(12)
Consists of (a) 1,548,291 shares of Class A common stock beneficially owned, (b) 21,822,524 shares of Class B common stock beneficially owned, (c) 70,000 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 8, 2019, and (d) 2,807,030 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 8, 2019.

(13)
Represents (a) 215,602 shares of Class A common stock held by IVP (Venice) L.P., or IVP Venice, (b) 5,000,599 shares of Class B common stock held by Insight Venture Partners VII, L.P., or IVP VII, (c) 2,201,366 shares of Class B common stock held by Insight Venture Partners (Cayman) VII, L.P., or IVP Cayman VII, (d) 2,697,000 shares of Class B common stock held by Insight Venture Partners Coinvestment Fund II, L.P., or IVP Coinvestment II, (e) 115,740 shares of Class B common stock held by Insight Venture Partners VII (Co-Investors), L.P., or IVP Co-Investors VII, and (f) 316,302 shares of Class B common stock held by Insight Venture Partners (Delaware) VII, L.P., or IVP Delaware VII. Insight Venture Associates X, Ltd., or IVA X, is the manager of IVP GP (Venice), LLC, which is the general partner of IVP Venice. Insight Venture Associates VII, Ltd., or IVA VII Ltd., is the general partner of Insight Venture Associates VII, L.P., or IVA VII, which is the general partner of each of IVP VII, IVP Cayman VII, IVP Co-Investors VII, and IVP Delaware VII. Insight Venture Associates Coinvestment II, L.P., or IVA Coinvestment II, is the general partner of IVP Coinvestment II. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman, and Michael Triplett is a member of the board of managers of Insight Holdings Group, LLC, or Insight Holdings, which is the sole shareholder of IVA VII Ltd. and IVA X and the general partner of IVA Coinvestment II, may be deemed to have voting and dispositive power over the shares held by each of IVP Venice, IVP VII, IVP Cayman VII, IVP Coinvestment II, IVP Co-Investors VII, and IVP Delaware VII. The address of each of the foregoing entities is c/o Insight Venture Management, LLC, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, all of Smartsheet’s applicable directors, officers, and beneficial holders of more than 10% of Smartsheet’s common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during the fiscal year ended January 31, 2019, except for (1) Mr. Mader who filed one late Form 4 relating to shares owned by his father-in-law and (2) Mr. Hinkle who filed one late Form 4 relating to a pro-rata distribution of Class A shares for no consideration to Mr. Hinkle from Insight Holdings Group, LLC.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our executive officers during the fiscal years ended January 31, 2019 and 2018. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers on January 31, 2019, were:

•	Mark P. Mader, President and Chief Executive Officer;

•	Paul T. Porrini, Chief Legal Officer and Secretary; and

•	Michael Arntz, Chief Revenue Officer and Executive Vice President of Worldwide Field Operations.

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Total
Mark P. Mader	2019	$350,000	$—	$1,034,000	$257,250	$1,641,250
President and Chief Executive Officer	2018	325,000	—	1,419,923	153,200	1,898,123
Paul T. Porrini(3)	2019	262,083	50,000	2,167,935	104,548	2,584,566
Chief Legal Officer		—	—	—	—	—
Michael Arntz	2019	300,000	—	206,800	262,500	769,300
Chief Revenue Officer and Executive Vice President of Worldwide Field Operations		—	—	—	—	—

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our named executive officers in the fiscal years ended January 31, 2019 and January 31, 2018, calculated in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value recognized by our named executive officers.

(2)	For additional information regarding non-equity incentive plan compensation, see the section titled “—Non-Equity Incentive Plan Compensation.”

(3)
Mr. Porrini was hired in March 2018 with an annual salary of $300,000. The bonus amount reported for Mr. Porrini reflects a sign-on bonus paid upon the commencement of his employment with the Company pursuant to the terms of his offer letter.

Non-Equity Incentive Plan Compensation

For the fiscal years ended January 31, 2019, 2018, and 2017, each of our named executive officers who was employed by Smartsheet during such fiscal year and still employed on the date of payment was eligible to receive a cash bonus based on our achievement of certain performance metrics established by the compensation committee of our board of directors, including certain booking targets and our cash burn rate. The compensation committee established target minimum and maximum levels of performance for each metric and following the year ended January 31, 2019, reviewed the level of achievement of each performance goal against the pre-established targets, and approved the payment of the bonuses set forth in the "Summary Compensation Table" above.

Equity Awards

From time to time, we grant equity awards in the form of stock options and/or RSUs to our named executive officers, which are subject to vesting based on each of our named executive officer’s continued service. Each of our named executive officers holds outstanding stock options to purchase shares of our common stock that were granted under our 2005 Stock Option/Restricted Stock Plan, or the 2005 Plan, and our 2015 Equity Incentive Plan, as amended, or the 2015 Plan, as set forth in the “—Outstanding Equity Awards at Year-End Table” below.

Offer Letters

Each of our named executive officers has entered into an offer letter that provides for at-will employment and generally includes the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment in connection with a change in control of the Company are described below in “—Potential Payments upon Termination or Change in Control.”

Mark P. Mader

We entered into an offer letter with Mr. Mader, our President and Chief Executive Officer, on January 11, 2006. Pursuant to the offer letter, Mr. Mader’s initial base salary was established at $112,500 per year. On January 17, 2006, in accordance with the terms of his offer letter, Mr. Mader purchased (1) 1,250,000 shares of our common stock at a purchase price of $0.016 per share, which was equal to the fair market value of our common stock on the date it was sold as determined by our board of directors and (2) 500,000 shares of our Series A-1 Preferred Stock at a purchase price of $0.16 per share.

Paul T. Porrini

We entered into an offer letter with Mr. Porrini, our Chief Legal Officer and Secretary, on February 19, 2018. Pursuant to the offer letter, Mr. Porrini’s initial base salary was established at $300,000 per year. In addition, Mr. Porrini received a one-time signing bonus of $50,000, and was eligible to receive an annual cash bonus of up to 40% of his base salary based on the achievement of mutually agreed-upon objectives. On March 21, 2018, in accordance with the terms of his offer letter, Mr. Porrini was granted a stock option to purchase 525,000 shares of our common stock at an exercise price of $9.53 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors.

Michael Arntz

We entered into an offer letter with Mr. Arntz, our Chief Revenue Officer and Executive Vice President of Worldwide Field Operations, on September 5, 2016. Pursuant to the offer letter, Mr. Arntz’s initial base salary was established at $275,000 per year. In addition, Mr. Arntz was eligible to receive an annual cash bonus of up to $200,000 based on the achievement of mutually agreed-upon objectives. On October 27, 2016, in accordance with the terms of his offer letter, Mr. Arntz was granted a stock option to purchase 930,000 shares of our common stock at an exercise price of $2.72 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors.

Potential Payments upon Termination or Change in Control

We have entered into change in control severance agreements, or Change in Control Agreements, with each of our named executive officers. These agreements provide for each of these named executive officers to receive the benefits described below upon either a termination by us of the named executive officer’s employment without “cause” or a voluntarily resignation by the named executive officer from his or her employment for “good reason” (each, as defined in the Change in Control Agreement) during the period three months before a “change in control” (as defined in the Change in Control Agreement) and ending 12 months after a change in control of our company. We refer to either of these terminations as a “qualifying termination.” These benefits are contingent upon the consummation of the change in control of our company. These benefits are also contingent upon the named executive officer executing a customary release of claims.

If a change in control occurs and our successor or acquirer refuses to assume, convert, replace, or substitute the then-outstanding and unvested equity awards held by these named executive officers, then those awards will accelerate in full, except that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, set forth in the applicable award agreement.

In the event of a qualifying termination that occurs during the period from three months before a change in control to 12 months after a change in control, each of these named executive officers are entitled to: (1) a lump-sum payment equal to six months of base salary or, in the case of Mr. Mader, 12 months of base salary, (2) a lump-sum payment equal to the named executive officer’s annual bonus for the then-current fiscal year, based on 100% of target performance and prorated for the portion of the applicable bonus year actually worked by such executive prior to such termination, and (3) acceleration of 100% of the time-based vesting of each then-outstanding and unvested equity award, provided, that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, set forth in the applicable award agreement.

The Change in Control Agreements with each of the named executive officers will be in effect for three years from execution, unless renewed, or earlier terminated, subject to certain limitations. The benefits under the Change in Control Agreements will supersede all other agreements and understandings between us and each of the named executive officers with respect to severance and vesting acceleration, if any.

Outstanding Equity Awards at Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of January 31, 2019.

	Option Awards
			Number of Securities Underlying Unexercised Options
Name	Grant Date	Vesting Commencement Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
Mark P. Mader	2/21/2014	1/1/2014(1)	51,654	—	$0.98	2/20/2024
	2/18/2015	1/1/2015(1)	72,916	—	1.38	2/17/2025
	3/16/2017	2/1/2017(2)	383,333	416,667(3)(5)	3.73	3/15/2027
	3/5/2018	2/1/2018(2)	—	250,000(3)(5)	9.53	3/4/2028
Paul T. Porrini	3/21/2018	3/19/2018(2)	109,375	415,625(4)(5)	9.53	3/20/2028
Michael Arntz	10/27/2016	10/6/2016(2)	511,125	406,875(3)(5)	2.72	10/26/2026
	3/5/2018	2/1/2018(2)	—	50,000(3)(5)	9.53	3/4/2028

(1)	These outstanding equity awards were granted under our 2005 Plan.

(2)	These outstanding equity awards were granted under our 2015 Plan.

(3)
Vests with respect to 25% of the shares underlying the option on the one-year anniversary of the vesting commencement date and the remaining 75% of the shares underlying the option vest in equal monthly installments over three years.

(4)	Vests with respect to 100% of the shares underlying the option in equal monthly installments over four years.

(5)
Subject to acceleration in the event of a qualifying termination or change of control of our company under each named executive officer’s Change in Control Agreement, as discussed in “—Potential Payments upon Termination or Change in Control” above.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the plan on the first day of the calendar month following the employee's date of hire, subject to certain eligibility requirements. Participants may make pre-tax or post-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her deferrals is 100% vested when contributed. Although the plan provides for a discretionary employer matching contribution, to date we have not made such a contribution on behalf of employees.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

Limitations on Liability and Indemnification Matters

Our amended and restated articles of incorporation contain a provision eliminating the personal liability of our directors for monetary damages to the fullest extent permitted by Washington law. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty, but does not eliminate the personal liability of any director for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA, or (3) any transaction from which the director personally received a benefit in money, property, or services to which the director is not legally entitled. Section 23B.08.510 of the WBCA authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director or officer and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided, however, that no such indemnity shall be made for or on account of any (a) acts or omissions of a director or officer that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (c) any transaction from which a director or officer personally received a benefit in money, property, or services to which such director or officer is not legally entitled. Our amended and restated articles of incorporation require indemnification of our officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law. We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer, or employee of the Company regarding which indemnification is sought. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. The indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of January 31, 2019 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):	13,296,938(2)	5.72(3)	10,178,125(4)
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	13,296,938	5.72	10,178,125

(1)
The 2018 Plan, provides that the number of shares reserved for issuance under the 2018 Plan will increase automatically on February 1 of each of the first 10 calendar years after the effective date by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our Class A and Class B common stock as of the immediately preceding January 31, or such lesser number as may be determined by our board of directors. The 2018 Employee Stock Purchase Plan, or the 2018 ESPP, provides that the number of shares reserved and available for issuance under the 2018 ESPP will automatically increase on February 1 of each of the first 10 calendar years after the first offering date under the ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding January 31 (rounded to the nearest whole share) or such lesser number of shares as may be determined by our board of directors in any particular year. As of January 31, 2019, a total of 9,576,592 shares of our Class A common stock had been reserved for issuance pursuant to the 2018 Plan, which number excludes the 5,248,572 shares that were added to the 2018 Plan as a result of the automatic annual increase on February 1, 2019. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2015 Plan will be added back to the shares of Class A common stock available for issuance under the 2018 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). The company no longer makes grants under the 2015 Plan and there are no shares of Class A or Class B common stock available for issuance under the 2015 Plan. As of January 31, 2019, a total of 2,040,000 shares of our Class A common stock had been reserved for issuance pursuant to the 2018 ESPP, which number excludes the 1,049,714 shares that were added to the 2018 ESPP as a result of the automatic annual increase on February 1, 2019. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

(2)	Includes 12,451,739 shares of Class B common stock issuable upon the exercise of outstanding options and 845,199 shares of Class B common stock issuable upon the vesting of RSUs.

(3)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)
As of January 31, 2019, there were 8,458,343 shares of Class A common stock available for grant under the 2018 Plan and 1,719,782 shares of Class A common stock available for grant under the 2018 ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation as set forth in the section entitled "Executive Compensation," below we describe transactions since February 1, 2018 that we have been or will be a party to, in which the amount involved in such transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Participation in Our Initial Public Offering

Entities affiliated with Brent Frei, a director, sold an aggregate of 500,000 shares of Class A common stock in our initial public offering at the initial public offering price of $15.00 per share.

Indemnification Agreements

In connection with our initial public offering, we entered into amended and restated indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated articles of incorporation, and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Washington law. Subject to certain limitations, our amended and restated bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled "Executive Compensation - Limitations on Liability and Indemnification Matters" herein.

Policies and Procedures for Related-Party Transactions

Our written related-party transactions policy and the charters of our audit committee and nominating and corporate governance committee require that any transaction with a related party that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

When determining whether to approve or ratify a related-party transaction, the audit committee or the nominating and corporate governance committee, as applicable, will review relevant facts regarding the related person transaction, including, among other things:

•	the extent of the related party’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related party transaction is consistent with the best interests of the company.

Other than as described above, since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION

List of Shareholders of Record

In accordance with Washington law, a list of the names of our shareholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at our principal executive offices at 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004. If you would like to view the shareholder list, please contact our Investor Relations Department at investorrelations@smartsheet.com. This list will also be available at the Annual Meeting.

Submission of Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, shareholder proposals for the 2020 annual meeting of shareholders must be received at our principal executive offices no later than the close of business on January 2, 2020. As prescribed by current Rule 14a-8(b) under the Exchange Act, a shareholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding shares for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2020 annual meeting of shareholders, shareholders are advised to review our bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a shareholder’s notice must be delivered to and received by our Secretary at our principal executive offices not less than 75 days nor more than 105 days prior to the first anniversary of the Annual Meeting. Accordingly, any such shareholder proposal must be received between February 28, 2020 and the close of business on March 29, 2020. Copies of the pertinent bylaw provisions are available on request to the following address: Corporate Secretary, Smartsheet Inc., 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (1) we include in our proxy statement advice to shareholders on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Shareholder-Recommended Director Nominees

Our nominating and corporate governance committee will consider director nominee recommendations submitted to our Secretary by our shareholders with timely notice. Shareholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws to the following address: Attn: Corporate Secretary, Smartsheet Inc., 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004.

As required by our bylaws, shareholders should include the name, age, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director for the full term if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the nominating and corporate governance committee. In the event of any shareholder recommendations, the nominating and corporate governance committee will evaluate the persons recommended in the same manner as other candidates.

Shareholder Communications with the Board of Directors

Shareholders may contact our board of directors as a group or any individual director about the board of directors or corporate governance by sending written correspondence to the following address: Board of Directors – Smartsheet Inc., Attn: Secretary, 10500 NE 8th Street, Suite 1300, Bellevue, Washington 98004 or by email to legal@smartsheet.com. Shareholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. Inquiries meeting these criteria will be received and processed by management before being forwarded to the group of directors or the individual director, as designated in the communication. Communications that are unrelated to the duties and responsibilities of the board of directors or are unduly hostile, threatening, potentially illegal, or similarly unsuitable will not be forwarded.

Internet Voting

Smartsheet is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission sets forth or is submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number and to confirm that shareholder instructions are properly recorded.

DIRECTIONS

2019 Annual Meeting of Shareholders
Smartsheet Inc.

Offices of Fenwick & West LLP
1191 2nd Avenue, 10th Floor
Seattle, Washington 98101
June 12, 2019
10:00 a.m. (Pacific Time)

Northbound on I-5:

•	Use left lane to take Exit 165 for Seneca Street.

•	Follow Seneca Street to 2nd Avenue.

•	1191 2nd Ave parking garage is located below the building on Seneca Street between 1st and 2nd Avenue.

Southbound on I-5:

•	Use right lane to take Exit 165B for Union Street.

•	Follow exit west through two stoplights.

•	Turn Left on 5th Avenue.

•	Turn right on Seneca Street.

•	Continue on Seneca Street to 1191 2nd Avenue.

•	Parking garage is located below the building on Seneca Street between 1st and 2nd Avenue.